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                                                                      Exhibit 99

                         SMS ANNOUNCES ACQUISITION OF
                            DATA-PLAN SOFTWARE GmbH

       Two of the Largest Health Information Companies in Germany Merge

MALVERN, PA (January 28, 1998)--Shared Medical Systems Corporation (SMS), (NYSE: SMS) the leading supplier of information systems and services for health providers worldwide announced today that it has acquired Data-Plan Software GmbH (Data-Plan), a major provider of client/server clinical, financial, and administrative health information systems in Germany. This acquisition expands SMS' already strong market share and enhances the products and services available to hospitals and health providers in Germany.

Data-Plan, based in St. Wolfgang, Germany, markets the most successful integrated client/server health information system in Germany. The company has over 200 employees and currently serves over 300 hospitals. In 1997, Data-Plan had revenues in excess of 25 million dollars (US).

"This acquisition, which will be accretive in 1998, provides SMS with increased market share and strengthens our leadership position in the European health information market," commented Marvin S. Cadwell, President and Chief Executive Officer, SMS. "We continue to see opportunities for growth as we expand the information systems and services available to our customers worldwide."

"Data-Plan's development and technology directions complement SMS' strategy for providing a full range of information systems and services to meet the needs of health providers in Europe," added Guillermo Ramas, Senior Vice President, SMS and President SMS International. "Combining the resources and expertise of SMS and Data-Plan positions us to continue the process of delivering advanced client/server information systems on an accelerated basis that benefit our customers throughout Europe while achieving clear leadership in the important German market."

"We are very excited about the opportunities presented by this merger," added Werner Unterhaslberger, Geschaftsfuher (CEO), Data-Plan. "Joining with SMS increases the development resources and distribution channels available to Data-Plan and enhances the services available to our customers. Data-Plan customers will benefit from both the continued support and enhancement of their current system and the availability of additional SMS systems and services."
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The acquisition will be accounted for as a pooling of interests. Data-Plan shareholders received approximately 1.1 million shares of SMS stock in the transaction.

SMS is the leading supplier of information systems and services for health providers worldwide. The company, based in Malvern, Pennsylvania, serves over 3,000 health organizations in 20 countries. Information about SMS' systems and services is available on the World Wide Web at http://www.smed.com.

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SMS is a registered trademark of Shared Medical Systems Corporation. All other referenced company and product names are trademarks of their respective companies.


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